EXHIBIT 99.1

Mid-Con Energy Partners, LP Announces Third Quarter 2012 Results

DALLAS, November 6, 2012 – Mid-Con Energy Partners, LP (NASDAQ: MCEP) (“Mid-Con Energy” or the “Partnership”) announced today its operating and financial results for the third quarter ended September 30, 2012.

Mid-Con Energy highlighted the following achievements for the third quarter of 2012 and significant events that have occurred since quarter end:

•

Increased average production 48% to 1,913 barrels of oil equivalent (Boe) per day in the third quarter of 2012, compared to average production of 1,293 Boe per day in the third quarter of 2011. This also represents a 10% increase compared to average production of 1,747 Boe per day in the second quarter of 2012.

•

Increased Adjusted EBITDA 79% to $11.8 million in the third quarter of 2012 compared to $6.6 million in the third quarter of 2011. This also represents a 10% increase compared to $10.7 million second quarter of 2012.

•

On October 15, 2012, Mid-Con Energy’s Board of Directors of its general partner declared a $0.01 per unit increase in the cash distribution to $0.485 per unit for the third quarter of 2012, or $1.94 per unit on an annualized basis.

•

On October 22, 2012, Mid-Con Energy successfully completed its public offering of 1,000,000 primary units representing limited partner interests at a price to the public of $21.20 per unit. Net proceeds of approximately $20.4 million, after underwriting discounts but before offering expenses, were used to reduce borrowings outstanding under the credit facility.

•

In October and November of 2012, Mid-Con Energy completed two acquisitions of oil properties and additional working interests in its Hugoton Basin core area for a combined price of approximately $32.6 million, subject to customary post-closing adjustments.

The following table reflects selected operating and financial results for the third quarter of 2012, compared to the third quarter of 2011 and second quarter of 2012. Mid-Con Energy’s consolidated financial statements can be found in supplemental tables of this press release.

	Three Months Ended
	September 30,		June 30,
	2012	2011	2012
	($ in thousands)
Production:
Oil (MBbl)	171	111	154
Natural gas (MMcf)	31	47	28

Total (MBoe) (1)	176	119	159

Average net daily production (Boe/d) (1)	1,913	1,293	1,747

Revenues, excluding realized commodity derivatives	$15,048	$9,775	$13,844
Revenues, including realized commodity derivatives	$16,259	$9,691	$14,747
Net income (loss)	$(1,137)	$11,708	$22,428
Adjusted EBITDA (2)	$11,830	$6,641	$10,726
Distributable Cash Flow (2)	$10,728	n/a	$9,327

(1)	Production volumes in Boe equivalents calculated at a rate of six Mcf per Bbl.
(2)	Non-GAAP financial measures. Please refer to the related disclosure and reconciliation of net income to Adjusted EBITDA and Distributable Cash Flow included in this press release.

“The Partnership remains focused on the continual growth of its underlying asset base as evidenced by our year-over-year and quarter-over-quarter gains in production,” noted Craig George, Executive Chairman of the Board. “Additionally, recent bolt-on acquisitions within our Hugoton Basin core area demonstrate another dimension of our ability to grow through waterflood strategy. We set out to achieve certain goals during our December 2011 initial public offering – and we are confident that third quarter results, increasing the cash distribution to $0.485 per unit and increasing liquidity through an orderly reduction of Yorktown’s ownership provided by the public offering are collectively steps in the right direction.”

Third Quarter 2012 Results

Production volumes for the third quarter of 2012 were 176 thousand barrels of oil equivalent (MBoe), or approximately 1,913 Boe per day on average. In comparison, Mid-Con Energy’s production volumes for the third quarter of 2011 were 119 MBoe, or approximately 1,293 Boe per day on average, and production volumes for the second quarter of 2012 were 159 MBoe, or approximately 1,747 Boe per day on average. Favorable growth in production for the third quarter of 2012 was the result of (i) continued waterflood response to increased injection in each of the Partnership’s core areas, (ii) increased drilling activity and development programs with substantial growth capital expenditure components and (iii) the realization of acquired production from Mid-Con Energy’s June 2012 purchase of properties and additional working interests in select Southern and Northeastern Oklahoma waterflood units.

Oil and natural gas sales, excluding the effect of realized commodity derivatives, were approximately $15.0 million in the third quarter of 2012, representing a $5.2 million increase from $9.8 million in the third quarter of 2011.

Cash settlements received for realized commodity derivatives during the third quarter of 2012 totaled $1.2 million compared to $0.1 million paid during the third quarter of 2011.

Lease operating expenses were $2.6 million, or $14.97 per Boe, in the third quarter of 2012, compared to $2.4 million, or $20.18 per Boe, in the third quarter of 2011. An increase in the total number of producing wells from our drilling programs resulted in higher lease operating expenses in the aggregate; however, the added production received from these new wells led to lower lease operating expenses per Boe produced.

Production taxes were $0.6 million in the third quarter of 2012 for an effective tax rate of approximately 3.9%, compared to $0.5 million in the third quarter of 2011 for an effective tax rate of approximately 4.7%. A portion of Mid-Con Energy’s wells in Oklahoma continue to receive a reduced production tax rate due to the state’s Enhanced Recovery Project Gross Production Tax Exemption.

General and administrative expenses were $3.7 million in the third quarter of 2012, which included $2.5 million of non-cash equity-based compensation expense related to the Partnership’s long-term incentive program. Total general and administrative expenses for the third quarter of 2011 were $1.9 million and included $1.7 million of non-cash equity-based compensation expense related to the issuance of equity interests in the Partnership’s predecessor prior to the initial public offering. Higher personnel costs from additional staff and professional fees necessary to comply with public reporting requirements also contributed to the increase in general and administrative expenses for the third quarter of 2012 compared to the prior year period.

Adjusted EBITDA for the third quarter of 2012 was $11.8 million, compared to $6.6 million in the third quarter of 2011. Distributable Cash Flow for the third quarter of 2012 was $10.7 million after subtracting $0.3 million in cash interest expense and $0.8 million in estimated maintenance capital expenditures.

Mid-Con Energy reported a net loss of ($1.1) million, or ($0.06) per limited partner unit, for the third quarter of 2012. This included $6.1 million of unrealized losses from commodity derivatives and $1.3 million in non-cash impairment charges of oil and gas properties. Net income during the third quarter of 2011 was $11.7 million, or $0.65 per limited partner unit, and included $8.4 million of unrealized gains from commodity derivatives.

Increased Cash Distribution

As announced on October 15, 2012, the Board of Directors of Mid-Con Energy’s general partner declared a cash distribution of $0.485 per unit for the quarter ended September 30, 2012. This represents a $0.01 per unit increase compared with the preceding quarter, and results in an annualized distribution of $1.94 per unit. The distribution will be payable on November 14, 2012 to all unitholders of record at the close of business on November 7, 2012.

Additionally, management is targeting annual distribution growth in fiscal year 2013 of approximately 6% to 8% per unit above the current distribution rate of $0.485 per unit, while maintaining sufficient distribution coverage levels. This targeted increase is supported by estimated organic growth from the Partnership’s existing asset base and incremental production acquired in recent transactions.

Public Offering of Common Units

On October 22, 2012, Mid-Con Energy closed its public offering of 4,600,000 units representing limited partner interests at a price to the public of $21.20 per unit. 1,000,000 primary units were sold by Mid-Con Energy and 3,600,000 secondary units were sold by Yorktown Energy Partners VI, L.P., Yorktown Energy Partners VII, L.P. and Yorktown Energy Partners VIII, L.P. (collectively “Yorktown”), which included 600,000 units related to the underwriters’ full exercise of the over-allotment option.

Mid-Con Energy used net proceeds of approximately $20.4 million from its 1,000,000 primary unit offering, after deducting underwriting discounts but before offering expenses, to repay borrowings outstanding under its credit facility. Mid-Con Energy did not receive any proceeds from the 3,600,000 secondary units sold by Yorktown.

Prior to the offering, Yorktown owned an approximate 48.5% limited partner interest in Mid-Con Energy. Following the offering, Yorktown owns an approximate 26.9% limited partner interest in the Partnership.

Hugoton Basin Acquisitions

On October 15, 2012, Mid-Con Energy announced it had entered into two separate agreements to acquire oil properties and additional working interests in its Hugoton Basin core area for a combined purchase price of

$24.1 million. Subsequently, Mid-Con Energy secured additional working interests in the Clawson Ranch acquisition, resulting in an updated combined purchase price of approximately $32.6 million, subject to post-closing adjustments.

War Party I and II Working Interests ($3.7 million)

On October 22, 2012, Mid-Con Energy completed the acquisition of additional working interests in its existing War Party I and II Units, effective as of April 1, 2012 for approximately $3.7 million, subject to post-closing adjustments. As a result of the acquisition, the Partnership now owns 100% and 99% of the working interests in its War Party I and II Units, respectively. The acquired interests include current net production of approximately 83 Boe per day ($44,578 per flowing Boe), estimated proved reserves of 0.5 MMBoe ($7.40 per Boe of proved reserves) categorized as 85% proved developed producing and 99% oil on a Boe basis, a reserve-to-production ratio of approximately 17 years and was acquired at an estimated purchase multiple of 2.8x LTM EBITDA.

Clawson Ranch ($28.9 million)

On November 2, 2012, Mid-Con Energy completed the acquisition of 100% of the working interests in oil properties, currently under waterflood, in Texas County, Oklahoma for approximately $28.9 million. Previously announced terms of the transaction consisted of 71% of the working interests in the properties for $20.7 million, but the Partnership successfully acquired the remaining 29% of the working interests for approximately $8.2 million, or $28.9 million in the aggregate, subject to customary post-closing adjustments. Clawson Ranch is strategically located approximately 5 miles southeast of the Partnership’s War Party I and II Units and is comprised of 14 producing wells, 7 injection wells and 1 water supply well. The acquired properties, updated to reflect 100% of the working interests, include net production of approximately 244 Boe per day ($118,443 per flowing Boe), estimated proved reserves of 1.8 MMBoe ($16.06 per Boe of proved reserves) categorized as 56% proved developed producing and 99% oil on a Boe basis, a reserve-to-production ratio of approximately 20 years and were acquired at an estimated purchase multiple of 5.0x LTM EBITDA.

The estimated proved reserves for the two acquisitions are based on Mid-Con Energy’s preliminary internal evaluation of information provided by the seller, and were estimated using average NYMEX oil and natural gas prices during the preceding 12-month period, determined as an unweighted average of the first-day-of-the-month prices for each month and adjusted for field differentials. Actual reserves and production for these properties may be different in the future.

Hedging Update

Mid-Con Energy enters into various commodity derivative contracts intended to achieve more predictable cash flows and to reduce its exposure to fluctuations in the price of oil. The Partnership’s hedging program objective is to protect its ability to make current distributions, and to be better positioned to increase its quarterly distribution over time, while retaining some ability to participate in upward movements in oil prices. Mid-Con Energy uses a phased approach, looking approximately 36 months forward while targeting a higher hedged percentage in the near 12 months of the period.

Supplementing its primary hedging strategy described above, Mid-Con Energy also intends to enter into additional commodity derivative contracts in connection with material increases in its estimated production and at times when management believes market conditions or other circumstances suggest that it is prudent to do so as opposed to entering into commodity derivative contacts at predetermined times or on prescribed terms.

The following table reflects volumes of Mid-Con Energy’s production covered by commodity derivative contracts, and the average prices at which the production will be hedged:

	Oct-Dec 2012	Jan-Dec 2013	Jan-Dec 2014
Oil Derivative Contracts:
Swap Contracts:
Volume (Bbls/d)	1,207	1,216	1,315
Weighted Average NYMEX-WTI price per Bbl	$101.85	$100.14	$94.30

Put/Call Option Contracts (Collars):
Volume (Bbls/d)	196	296	—
Weighted Average NYMEX-WTI price per Bbl	$100.00 – $117.00	$97.67 – $108.08	—

% of Estimated Oil Production Hedged - Total Proved (1)	69.9%	69.6%	57.0%

(1)	Based on total proved oil reserves reflected in December 31, 2011 reserve report audited by Cawley, Gillespie & Associates, Inc.

Liquidity Update

As of September 30, 2012, Mid-Con Energy’s liquidity of $41.1 million consisted of $1.1 million in cash and cash equivalents and $40.0 million of available borrowings under its credit facility, which had a borrowing base of $100.0 million at quarter end.

As of November 2, 2012, the Partnership had $70.0 million of total debt outstanding under its credit facility, after giving effect to net proceeds received from the equity offering and borrowings related to the two acquisitions closed in October and November of 2012.

Quarterly Report on Form 10-Q

Certain financial results included in this press release and related footnotes will be available in Mid-Con Energy’s September 30, 2012 Quarterly Report on Form 10-Q, which will be filed on or before November 9, 2012.

Earnings Conference Call

Mid-Con Energy’s management will host a conference call on Wednesday, November 7, 2012 at 10:00 a.m. ET (9:00 a.m. CT) to discuss operating and financial results. Interested parties are invited to participate via telephone by dialing 1-877-847-5946 (Conference ID: 37747795) at least five minutes prior to the scheduled start time of the call, or via webcast by clicking on “Events & Presentations” in the investor relations section of the Mid-Con Energy website at www.midconenergypartners.com.

A telephonic replay of the conference call will be available through November 14, 2012 by dialing 1-855-859-2056 (Conference ID: 37747795). Additionally, a webcast archive will be available at www.midconenergypartners.com.

About Mid-Con Energy Partners, LP

Mid-Con Energy is a Delaware limited partnership formed in July 2011 to own, operate, acquire, exploit and develop producing oil and natural gas properties in North America, with a focus on the Mid-Continent region of the United States. Mid-Con Energy’s core areas of operation are located in Southern Oklahoma, Northeastern Oklahoma and parts of Oklahoma and Colorado within the Hugoton Basin.

Forward-Looking Statements

This press release includes “forward-looking statements” – that is, statements related to future, not past, events within meaning of the federal securities laws Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “estimate,” “intend,” “expect,” “plan,” “project,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” or “will” or other similar words. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Mid-Con Energy’s filings with the Securities and Exchange Commission (SEC) available at www.midconenergypartners.com or www.sec.gov. Mid-Con Energy undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and our SEC filings.

These forward–looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our:

•	business strategies;

•	ability to replace the reserves we produce through acquisitions and the development of our properties;

•	oil and natural gas reserves;

•	technology;

•	realized oil and natural gas prices;

•	production volumes;

•	lease operating expenses;

•	general and administrative expenses;

•	future operating results;

•	cash flow and liquidity;

•	availability of production equipment;

•	availability of oil field labor;

•	capital expenditures;

•	availability and terms of capital;

•	marketing of oil and natural gas;

•	general economic conditions;

•	competition in the oil and natural gas industry;

•	effectiveness of risk management activities;

•	environmental liabilities;

•	counterparty credit risk;

•	governmental regulation and taxation;

•	developments in oil producing and natural gas producing countries; and

•	plans, objectives, expectations and intentions.

Mid-Con Energy Partners, LP and subsidiaries

Consolidated Balance Sheet (Unaudited)

(in thousands)

September 30, 2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,057
Accounts receivable:
Oil and gas sales	5,459
Other receivables	303
Derivative financial instruments	3,872
Prepaids and other	129

Total current assets	10,820

PROPERTY AND EQUIPMENT, at cost:
Oil and gas properties, successful efforts method:
Proved properties	127,576
Accumulated depletion, depreciation and amortization	(18,723)

Total property and equipment, net	108,853

DERIVATIVE FINANCIAL INSTRUMENTS	2,299
OTHER ASSETS	455

Total assets	$122,427

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,904
Accrued liabilities	869

Total current liabilities	6,773

LONG-TERM DEBT	60,000

ASSET RETIREMENT OBLIGATIONS	2,506

EQUITY:
Partnership equity
General partner interest	1,491
Limited partners - 17,932,849 units outstanding as of September 30, 2012	51,657

Total equity	53,148

Total liabilities and equity	$122,427

Mid-Con Energy Partners, LP and subsidiaries

Consolidated Statements of Operations (Unaudited)

(in thousands, except per unit data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues:
Oil sales	$14,939	$9,459	$43,937	$25,068
Natural gas sales	109	316	462	974
Realized gain (loss) on derivatives, net	1,211	(84)	1,980	(799)
Unrealized gain (loss) on derivatives, net	(6,103)	8,354	3,638	9,400

Total Revenues	10,156	18,045	50,017	34,643

Operating costs and expenses:
Lease operating expenses	2,634	2,401	7,359	5,951
Oil and gas production taxes	585	460	1,298	1,116
Impairment of proved oil and gas properties	1,255	—	1,255	—
Dry holes and abandonments of unproved properties	—	—	—	772
Depreciation, depletion and amortization	2,611	1,900	7,320	4,318
Accretion of discount on asset retirement obligations	35	23	92	55
General and administrative (includes non-cash equity-based compensation)	3,714	1,860	8,583	2,394

Total operating costs and expenses	10,834	6,644	25,907	14,606

Income (loss) from operations	(678)	11,401	24,110	20,037

Other income (expense):
Interest income and other	2	98	7	160
Interest expense	(461)	(141)	(1,164)	(378)
Gain on sale of assets	—	350	—	1,559
Other revenue and expenses, net	—	—	—	576

Total other income (expense)	(459)	307	(1,157)	1,917

Net income (loss)	$(1,137)	$11,708	$22,953	$21,954

Computation of net income (loss) per limited partner unit:
General partners’ interest in net income (loss)	$(22)	$234	$455	$439

Limited partners’ interest in net income (loss)	$(1,115)	$11,474	$22,498	$21,515

Net income (loss) per limited partner unit (basic and diluted)	$(0.06)	$0.65	$1.26	$1.22
Weighted average limited partner units outstanding: (basic and diluted)	17,933	17,640	17,790	17,640

Mid-Con Energy Partners, LP and subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Nine Months Ended
	September 30,
	2012	2011
Cash Flows from Operating Activities:
Net income	$22,953	$21,954
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	7,320	4,318
Debt placement fee amortization	81	—
Accretion of discount on asset retirement obligations	92	55
Impairment of proved oil and gas properties	1,255	—
Dry holes and abandonments of unproved properties	—	772
Unrealized gain on derivative instruments, net	(3,638)	(9,400)
Gain on sale of assets	—	(1,559)
Equity-based compensation	5,194	1,671
Changes in operating assets and liabilities:
Accounts receivable	(441)	(1,498)
Other receivables	(303)	—
Other current assets	2,300	139
Accounts payable and accrued liabilities	2,972	(1,820)
Revenues payable	—	42
Advance billings and other	—	(120)

Net cash provided by operating activities	37,785	14,554

Cash Flows from Investing Activities:
Additions to oil and gas properties	(17,031)	(21,370)
Additions to other property and equipment	—	(679)
Acquisitions of oil and natural gas properties	(16,577)	(10,146)
Proceeds from sale of other property and equipment	—	1,219
Proceeds from sale of investment in subsidiary, net of cash sold	—	2,095
Proceeds from sale of property and equipment to subsidiary, net of cash sold	—	4,000

Net cash used in investing activities	(33,608)	(24,881)

Cash Flows from Financing Activities:
Proceeds from line of credit	27,000	17,850
Payments on line of credit	(12,000)	(7,900)
Borrowings on note payable	—	412
Payments on note payable	—	(84)
Distributions paid	(18,348)	—
Issuance of common units	—	13

Net cash provided by (used in) financing activities	(3,348)	10,291

Net increase (decrease) in cash and cash equivalents	829	(36)
Beginning cash and cash equivalents	228	222

Ending cash and cash equivalents	$1,057	$186

Supplemental Cash Flow Information:

Cash paid for interest	$1,014	$340

Non-Cash Investing and Financing Activities

Accrued capital expenditures - oil and gas properties	$785	$1,421

Notes receivable from officers, directors and employees	$—	$106

Deferred gain on sale of property and equipment to subsidiary	$—	$3,224

Non-GAAP Financial Measures

This press release, financial tables and other supplemental information include “Adjusted EBITDA” and “Distributable Cash Flow”, each of which are non-generally accepted accounting principles (“Non-GAAP”) measures used by management to describe financial performance with external users of Mid-Con Energy’s financial statements.

The Partnership believes the non-GAAP financial measures described above are useful to investors because these measurements are used by many companies in its industry as a measurement of financial performance and are commonly employed by financial analysts and others to evaluate the financial performance of the Partnership and to compare the financial performance of the Partnership with the performance of other publicly traded partnerships within its industry.

Adjusted EBITDA and Distributable Cash Flow should not be considered an alternative to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Adjusted EBITDA is defined as net income (loss) plus:

•	Income tax expense (benefit);

•	Interest expense;

•	Depreciation, depletion and amortization;

•	Accretion of discount on asset retirement obligations;

•	Unrealized losses on commodity derivative contracts;

•	Impairment expenses;

•	Dry hole costs and abandonments of unproved properties;

•	Equity-based compensation; and

•	Loss on sale of assets;

Less:

•	Interest income;

•	Unrealized gains on commodity derivative contracts; and

•	Gain on sale of assets.

Distributable Cash Flow is defined as Adjusted EBITDA less:

•	Cash income taxes;

•	Cash interest expense; and

•	Estimated maintenance capital expenditures.

Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow

(in thousands)

	Three Months Ended			Nine Months Ended
	September 30,	September 30,	June 30,	September 30,
	2012	2011	2012	2012

Net income (loss)	$(1,137)	$11,708	$22,428	$22,953
Interest expense	461	141	350	1,164
Depreciation, depletion and amortization	2,611	1,900	2,397	7,320
Accretion of discount on asset retirement obligations	35	23	30	92
Unrealized (gain) loss on derivatives, net	6,103	(8,354)	(14,514)	(3,638)
Impairment expense	1,255	—	—	1,255
Equity-based compensation	2,504	1,671	38	5,194
Interest income	(2)	(98)	(3)	(7)
Gain on sale of assets	—	(350)	—	—

Adjusted EBITDA	$11,830	$6,641	$10,726	$34,333

Less:
Cash interest expense	$340	n/a	$333	$1,014
Estimated maintenance capital expenditures	762	n/a	1,066	3,167

Distributable Cash Flow	$10,728	n/a	$9,327	$30,152

CONTACT:

Jeff Olmstead

President and Chief Financial Officer

(972) 479-5980

jolmstead@midcon-energy.com

Matthew Lewis

Associate

(972) 479-5984

mlewis@midcon-energy.com